Issuer Free Writing Prospectus
Filed pursuant to Rule 433(d)
Registration No. 333-148248
June 18, 2008
Export Development Canada / Exportation et développement Canada (“EDC”)
U.S. $1,000,000,000 3.750% United States Dollar Bonds due 2011
Final Term Sheet

Issuer:	Export Development Canada / Exportation et développement Canada

Title:	3.750% US Dollar Bonds due July 15, 2011

Ratings:	AAA/Aaa/AAA (S&P, Moodys, DBRS)

Format:	SEC Registered

Size:	$1,000,000,000

Trade Date:	June 18, 2008

Settlement Date:	June 25, 2008

Maturity Date:	July 15, 2011

Callable:	No, unless any change in the laws or regulations of Canada that would require the payment by EDC of additional amounts on the bonds

Interest Payment Dates:	January 15th and July 15th; long first coupon

First Payment Date:	January 15, 2009

Benchmark Treasury:	UST 2.625% due May 31, 2010

Benchmark Treasury Yield:	2.865%

Spread to Benchmark Treasury:	+ 93.5 bps

Yield to Maturity:	3.800%

Coupon:	3.750%

Price:	99.855%

Day Count:	30/360

Specified Currency:	United States Dollars (“$”)

Minimum Denomination:	$5,000 and increments of $5,000 in excess thereof

Listing:	Luxembourg Euro MTF Market

Status:	The bonds will carry the full faith and credit of Canada. The payment of the principal of and interest on the bonds will constitute a charge on and be payable out of the Consolidated Revenue Fund of Canada

Governing Law:	Province of Ontario / Canada

Business Days:	New York, London, Toronto

Representatives:	BNP Paribas Securities Corp., Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and RBC Capital Markets Corporation

Co-managers:	CIBC World Markets Corp.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Mizuho International plc
Morgan Stanley & Co. International plc
Scotia Capital (USA) Inc.
Shinkin International Ltd.
The Toronto-Dominion Bank

Billing and Delivering:	HSBC Securities (USA) Inc.

Cusip # ISIN #:	CUSIP: 30216B BH4 ISIN: US30216BBH42

Reference Document:	Prospectus Supplement subject to completion, dated June 18, 2008; Prospectus dated January 15, 2008; http://www.sec.gov/Archives/edgar/data/276328/000120621208000139/m40878ore424b2.htm

Legend:	This communication is intended for the sole use of the person to whom it is provided by us.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-854-5674 for BNP Paribas, 1-877-858-5407 for Citigroup Global Markets Inc., 1-866-811-8049
for HSBC and 1-866-375-6829 for RBC Capital Markets Corporation.